AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 2005
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-2131580 (IRS Employer Identification No.)
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amended and Restated Valley Forge Scientific Corp.
2001 Stock Plan
(Full title of the plan)

Pamela G. Boone	Copies to:
Chief Financial Officer
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
636-939-5100
(Name and address, including zip code, and telephone number,
including area code, of agent for service)	Jason Zellers, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 211 North Broadway St. Louis, Missouri 63102 314-621-5070
CALCULATION OF REGISTRATION FEE

	Amount of	Proposed	Proposed Maximum
	Shares To Be	Maximum Offering	Aggregate Offering	Amount of
Title of Securities To Be Registered	Registered(1)	Price Per Share	Price (2)	Registration Fee
Common Stock, par value $.001 per share	1,000,000	$3.96	$3,960,000	$423.72

(1)	Pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares which, by reason of any stock dividend, stock split, combination or other change in the Registrant’s common stock, may become issuable under the plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and (c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock reported on The Nasdaq SmallCap Market on December 27, 2005.

EXPLANATORY NOTE
     On September 21, 2005, Valley Forge Scientific Corp., a former Pennsylvania corporation and predecessor Registrant to Synergetics USA, Inc. (“Valley Forge”), completed its merger with Synergetics, Inc., a Missouri corporation, pursuant to which Synergetics, Inc. became a wholly-owned subsidiary of Valley Forge (the “Merger”). On September 22, 2005, Valley Forge merged with and into VFSC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Valley Forge, thereby reincorporating in Delaware (the “Reincorporation Merger”). Simultaneously with the Reincorporation Merger, VFSC Delaware, Inc. changed its name to Synergetics USA, Inc. (the “Registrant”).
     Prior to the Merger and Reincorporation Merger, Valley Forge filed on October 26, 2001 a Registration Statement on Form S-8 (File No. 333-72296) (the “Initial Registration Statement”) which registered 345,000 shares of Valley Forge common stock reserved for issuance under the Valley Forge Scientific Corp. 2001 Stock Plan (the “Plan”). At the Valley Forge 2005 Annual Meeting of Shareholders on September 19, 2005, the Valley Forge shareholders approved and adopted an amendment to the Plan to increase the number of shares authorized for issuance under the Plan by 1,000,000 shares of common stock.
     On December 30, 2005, the Registrant filed a post-effective amendment to the Initial Registration Statement pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), whereby the Registrant, as successor issuer to Valley Forge, expressly adopted the Initial Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.
     By this Registration Statement, the Registrant hereby registers an additional 1,000,000 shares of the Registrant’s common stock, $0.001 par value, authorized for issuance under the Plan. The contents of the Initial Registration Statement are hereby incorporated by reference into this Registration Statement.

PART II
Item 8. Exhibits.
SIGNATURES
Exhibit Index
Opinion of Armstrong Teasdale LLP
Consent of McGladrey & Pullen, LLP
Consent of MPP&W, P.C.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Charles, State of Missouri, on December 30, 2005.

Synergetics USA, Inc.
By:	/s/ Pamela G. Boone
Pamela G. Boone, Executive Vice President,
Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Synergetics USA, Inc., hereby severally constitute and appoint Gregg D. Scheller and Pamela G. Boone and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Synergetics USA, Inc.’s Registration Statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gregg D. Scheller (Gregg D. Scheller)	President and Chief Executive Officer and Director (principal executive officer)	December 30, 2005

/s/ Pamela G. Boone (Pamela G. Boone)	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 30, 2005

/s/ Juanita H. Hinshaw (Juanita H. Hinshaw)	Director	December 30, 2005

(Robert H. Dick)	Director	December 30, 2005

/s/ Larry C. Cardinale (Larry C. Cardinale)	Director	December 30, 2005

/s/ Guy R. Guarch (Guy R. Guarch)	Director	December 30, 2005

/s/ Jerry L. Malis (Jerry L. Malis)	Director	December 30, 2005

/s/ Kurt W. Gampp, Jr. (Kurt W. Gampp, Jr.)	Director	December 30, 2005

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Exhibit Index

Exhibit Number	Description

5.1	Opinion of Armstrong Teasdale LLP.

10.1	Amended and Restated Valley Forge Scientific Corp. 2001 Stock Plan (Filed as Annex C to the Registrant’s Registration Statement on Form S-4 filed on June 3, 2005, and subsequently amended, Registration No. 333-125521, and incorporated herein by reference.)

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of MPP&W, P.C.

23.3	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).

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